Exhibit 35.1

Servicer’s Certificate of Compliance

Re: Assessment of compliance for services provided pursuant to the Series Supplement (the “Agreement”) dated March 3, 2006 made between Commonwealth Bank of Australia ABN 48 123 123 124 (the “Servicer”), Homepath Pty Limited ABN 35 081 986 530, Securitisation Advisory Services Pty Limited ABN 88 064 133 946 and Perpetual Trustee Company Limited ABN 42 000 001 007.

The undersigned hereby certifies that:

1.	I, Leanne Leong, am an authorised officer of the Servicer.

2.

A review of the Servicer’s activities during the period from March 14, 2006 (date of issuance of the Medallion 2006-1G Series Trust) through June 30, 2006 (the “Reporting Period”), and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Date   19 September 2006

           /s/ Leanne Leong

Leanne Leong

General Manager Structured Finance

Commonwealth Bank of Australia